Exhibit 99.1

EDWARD J. SCHUTTER APPOINTED TO PRESIDENT AND

CHIEF OPERATING OFFICER OF SCIELE PHARMA, INC.

ATLANTA (December 5, 2007) — Patrick Fourteau, Chief Executive Officer of Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced that Edward J. Schutter has been appointed to President and Chief Operating Officer of the Company.  In his new position, Mr. Schutter will continue to report directly to Mr. Fourteau and will be responsible for day-to-day operations of the Company in addition to his sales and marketing duties.

Mr. Fourteau said, “Since joining the company, Ed has been a key member of our executive team and came to Sciele with a strong record of driving business development, sales growth and improved operations.  Ed’s primary focus will be on implementing our sales and marketing strategies, optimizing growth, and launching two to three new products each year beginning in 2008.”

Mr. Schutter joined Sciele in April 2006 as Executive Vice President and Chief Commercial Officer.  Prior to that, he was employed by Solvay Pharmaceuticals, Inc. in a variety of management positions during his 15-year tenure there, most recently as Vice President, Global Business Development and Licensing.  Mr. Schutter earned a Bachelor of Science degree in Pharmacy from Mercer University and an MBA from Kennesaw State University.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic, Women’s Health and Pediatrics. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although the Company believes the expectations expressed in these statements are reasonable, it cannot promise that these expectations will turn out to be correct.  Actual results could be materially different from and worse than expectations.

Contact:

Sciele Pharma, Inc.

Joseph T. Schepers, 678-341-1401

ir@sciele.com